Exhibit 99.1

LIBERTY MEDIA REPORTS FIRST QUARTER FINANCIAL RESULTS

Englewood, Colorado, May 8, 2009 — Liberty Media Corporation (“Liberty”) (NASDAQ: LCAPA, LCAPB, LINTA, LINTB, LMDIA, LMDIB) today reported first quarter results for Liberty Capital group, Liberty Interactive group and Liberty Entertainment group.  Highlights include(1):

•                  Announced agreement to combine Liberty Entertainment Inc. with DIRECTV after the quarter’s end

•                  Posted strong results at Starz Entertainment with revenue up 8% and an adjusted OIBDA(2) increase of 46%

•                  Invested $400 million in senior debt of SIRIUS XM and acquired preferred stock convertible into a 40% equity stake in the company, attributable to Liberty Capital

•                  Eliminated virtually all counterparty risk by borrowing against and settling the major derivative positions attributed to Liberty Capital

•                  In April, voluntarily retired $750 million face amount of Exchangeable Debentures attributed to Liberty Capital at a significant discount to face value

•                  Grew revenue at our eCommerce group by 29% and adjusted OIBDA by 14%

“During the quarter, we completed an attractive investment in Sirius XM, had good operating results at Starz and our eCommerce businesses despite the economic environment, and strengthened our balance sheet,” stated Greg Maffei, Liberty President and CEO.  “After the quarter ended we were pleased to reach an agreement to combine Liberty Entertainment with DIRECTV simplifying the ownership structure and eliminating the discount in the stock’s trading price to its underlying value.”

LIBERTY INTERACTIVE GROUP — Liberty Interactive group’s revenue decreased 6% to $1.8 billion and adjusted OIBDA decreased 15% to $341 million for the first quarter.  Decreases in revenue and adjusted OIBDA were due to results at QVC partially offset by the favorable results at the eCommerce companies.

QVC

QVC’s first quarter consolidated revenue decreased 10% to $1.6 billion and adjusted OIBDA decreased 18% to $319 million.

“QVC continued to face a difficult retail environment with a reduction in consumer spending experienced not only in the US but in each of our international markets,” stated Mike George, QVC President and CEO. “This negatively impacted our US and UK results and slowed our growth rates in Germany and Japan. In navigating through this economic crisis, we are taking advantage of our unique position to adjust our product offerings and air time mix to focus on growing product categories while pulling back on weaker ones. We introduced numerous new product brands and programming initiatives to engage our customers, and these actions are starting to take hold as the US first quarter decline in net revenue slowed compared to the fourth quarter last year.   QVC continues to strategically invest in infrastructure technology enhancements that will enable us to improve the overall customer experience while maintaining a proactive approach to cost control, inventory management and credit extension.”

QVC’s domestic revenue decreased 10% to $1.1 billion and adjusted OIBDA decreased 21% to $222 million compared to the first quarter of 2008.  The mix of product shifted from the jewelry area to the home products area and to a lesser extent, accessories.  The average selling price increased 6% from $48.09 to $51.07 while total units shipped declined to 22.5 million from 26.9 million.  Returns as a percent of gross product revenue decreased from 19.3% to 18.0% primarily due to a shift in the mix from jewelry products to home products which typically have lower return rates.  QVC.com sales as a percentage of domestic sales grew from 24% in the first quarter of 2008 to 28% in the first quarter of 2009.  The domestic adjusted OIBDA margin decreased 281 basis points to 21% for the quarter primarily due to a lower gross margin percentage, a higher bad debt provision as well as not achieving leverage on fixed costs.  The lower gross margin percentage reflects a shift in the mix to lower margin home products, particularly electronics, and lower initial product margins across all product areas.  These decreases in adjusted OIBDA margin were partially offset by an increase in QCard income.

QVC’s Q1 international revenue decreased 8% to $540 million including the impact of unfavorable foreign currency exchange rates in the UK and Germany.  International adjusted OIBDA decreased 8% to $97 million and adjusted OIBDA margin remained flat in the first quarter.  Excluding the effect of exchange rates, QVC’s international revenue increased by 1% and adjusted OIBDA remained flat.  Revenue increased 6% in Japan and 3% in Germany and decreased 6% in the UK for the quarter.

QVC Japan’s revenue grew 6% in local currency during the first quarter.  Japan achieved shipped unit growth of 9% for the quarter showing an increase in jewelry, apparel and accessories product categories.  Japan’s average selling price decreased 2% during the first quarter.  Japan experienced a lower gross margin percentage in the first quarter primarily due to lower initial margins in the jewelry and accessories product categories.

QVC Germany’s revenue in local currency increased 3% in the first quarter.  QVC Germany’s average selling price increased 2% while units shipped remained constant.  Germany experienced a higher gross margin percentage in the first quarter primarily due to a favorable obsolescence provision partially offset by lower initial product margins in the home and jewelry product categories.  The accessories category, including beauty products, which showed an increase in initial margins, increased as a percentage of total products sold from 15% to 24% in the first quarter.

QVC UK’s revenue in local currency decreased 6% in the first quarter due to a decline in jewelry and home product sales, offset slightly by an increase in sales of apparel products.  The UK’s average selling price in local currency increased 4% for the quarter while units shipped decreased 8%.

QVC’s outstanding bank debt was $5.23 billion and the company was in compliance with its debt covenants at March 31, 2009.

eCommerce Businesses

Liberty Interactive’s eCommerce businesses, which include Provide Commerce, Backcountry.com, Bodybuilding.com and BUYSEASONS, had positive financial results in the first quarter.  In the aggregate, the eCommerce businesses increased revenue by 29% to $238 million and adjusted OIBDA by 14% to $25 million.  The increase in revenue was primarily driven by strong organic growth at all eCommerce companies combined with two small acquisitions made during 2008.  The increase in adjusted OBIDA was primarily driven by revenue growth.

Share Repurchases

There were no share repurchases of Liberty Interactive stock during the first quarter of 2009.   Liberty has approximately $740 million remaining under its Liberty Interactive stock repurchase authorization.

The businesses and assets attributed to Liberty Interactive group are engaged in, or are ownership interests in companies that are engaged in, video and on-line commerce, and currently include Liberty’s subsidiaries QVC, Provide Commerce, Backcountry.com, Bodybuilding.com and BUYSEASONS and its interests in IAC/InterActiveCorp, HSN, Ticketmaster Entertainment, Tree.com, Interval Leisure Group, Expedia and GSI Commerce.  Liberty has identified wholly-owned QVC as the principal operating segment of Liberty Interactive group.

LIBERTY ENTERTAINMENT GROUP — Liberty Entertainment group’s revenue increased 19% to $369 million and adjusted OIBDA increased 63% to $132 million for the quarter.  The increase in revenue was primarily due to the addition of the Liberty Sports Group which was acquired in March 2008 and revenue growth at Starz Entertainment.  The increase in adjusted OIBDA was primarily due to increases at Starz Entertainment combined with the Liberty Sports Group acquisition.

Starz Entertainment, LLC

Starz Entertainment’s revenue increased by 8% to $296 million and adjusted OIBDA increased by 46% to $108 million.  The revenue increase of $23 million was due to a $13 million increase in rates and a $10 million increase resulting from growth in the average number of subscription units.  Starz and Encore, the two principal service offerings of Starz Entertainment, experienced average subscription unit increases of 8% and 2% respectively, when compared to the same period of 2008.

Starz Entertainment’s operating expenses decreased 6% for the quarter.  The decrease in operating expense was primarily due to a reduction in license fees and G&A expenses.  The decrease in licensing fees is due to a reduction in the percentage of first-run movie exhibitions (which have a relatively higher cost per title) as compared to the number of library product exhibitions, partially offset by higher effective rates and the amortization of production costs for original series.  The decrease in G&A was primarily due to lower personnel costs.

Starz LLC chairman and CEO Robert B. Clasen said, “Our results demonstrate the demand for Starz services for our affiliates and consumers.   To enhance the service’s value we continue to invest in our original programming strategy.   During the quarter, we aired the second season of our original comedy series “Head Case” and the first season of a companion half-hour comedy “Party Down.”  We also announced that this fall we will air the second season of “Crash” co-produced with Lionsgate and early next year we will premiere “Spartacus,” the first hour-long dramatic series produced by sister company Starz Media.  We also pushed forward in introducing new services, announcing at the Cable Show in April, an enhancement to our channels which allows a viewer who tunes into a program after it has started to start the program over from the beginning with just two clicks of the remote control.”

Share Repurchases

There were no share repurchases of Liberty Entertainment stock during the first quarter of 2009.   Liberty has $1 billion remaining under its Liberty Entertainment stock repurchase authorization.

The businesses and assets attributed to Liberty Entertainment group are engaged in, or are ownership interests in companies that are engaged in, television and internet distribution and programming, and currently include Liberty’s subsidiaries Starz Entertainment, Liberty Sports Group, and PicksPal, and its interests in equity affiliates GSN LLC, WildBlue Communications and DIRECTV.  Liberty has identified Starz Entertainment as the principal operating segment of Liberty Entertainment group.  As previously noted, Liberty issued the Liberty Entertainment group tracking stock on March 4, 2008.  The assets and businesses attributed to the Liberty Entertainment group were previously attributed to the Liberty Capital group.  For purposes of presentation, we treat the assets and businesses attributed to the Liberty Entertainment group as though they had been attributed to the group since January 1, 2008.

LIBERTY CAPITAL GROUP — Liberty Capital group’s revenue increased 37% to $125 million while its adjusted OIBDA deficit decreased by $27 million for the quarter representing a 46% decrease.  The increase in revenue was primarily due to a $38 million increase in home video revenue at Starz Media, which was almost entirely due to home video sales of Overture Films movies released theatrically in 2008.  The decrease in the adjusted OIBDA deficit was primarily due to the difference in theatrical and home video revenue and related expenses associated with films released by Overture Films in 2008.

Starz LLC Chairman and CEO Robert B. Clasen said, “We were pleased with the first quarter performance at Starz Media which benefitted from the release of movies from Overture Films on DVD in late 2008 and early 2009.  Theatrically, Overture released the indie hit “Sunshine Cleaning” which continues to perform well at the box office.”

Share Repurchases

From January 31, 2009 through April 30, 2009, Liberty repurchased 556,000 shares of Series A Liberty Capital common stock at an average cost per share of $6.05 for total cash consideration of $3.4 million.  Since the reclassification of Liberty Capital tracking stock on March 4, 2008 through April 30, 2009, Liberty has repurchased 33.8 million shares at an average cost per share of $14.25 for total cash consideration of

$481 million.  These repurchases represent 26.1% of the shares outstanding.  Liberty has approximately $119 million remaining under its Liberty Capital stock repurchase authorization.

The businesses and assets attributed to Liberty Capital group are all of Liberty’s businesses and assets other than those attributed to the Liberty Interactive group and Liberty Entertainment group and include its subsidiaries Starz Media, TruePosition, Atlanta National League Baseball Club (the owner of the Atlanta Braves), and its interests in Time Warner, Time Warner Cable and Sprint Nextel.

FOOTNOTES

(1)          Liberty’s President and CEO, Gregory B. Maffei, will discuss these highlights and other matters in Liberty’s earnings conference call which will begin at 12:00pm (ET) on May 8, 2009.  For information regarding how to access the call, please see “Important Notice” on page 9.

(2)          For a definition of adjusted OIBDA and applicable reconciliations, see the accompanying schedules.

NOTES

Liberty Media Corporation operates and owns interests in a broad range of video and on-line commerce, media, communications and entertainment businesses.  Those interests are currently attributed to three tracking stock groups: Liberty Interactive group, Liberty Entertainment group and Liberty Capital group.

Unless otherwise noted, the foregoing discussion compares financial information for the three months ended March 31, 2009 to the same period in 2008.  Certain prior period amounts have been reclassified for comparability with the 2009 presentation

The following financial information is intended to supplement Liberty’s consolidated statements of operations to be included in its Form 10-Q.

Fair Value of Public Holdings and Derivatives

(amounts in millions and include the value of derivatives)	December 31, 2008	March 31, 2009
InterActiveCorp	$638	549
InterActiveCorp Spin-Off Companies (1)	325	248
Expedia (1)	570	629
Other	101	122
Total Attributed Liberty Interactive Group	$1,634	1,548

DIRECTV (1)	12,757	12,711
Total Attributed Liberty Entertainment Group	$12,757	12,711

Non Strategic Public Holdings (2)	3,895	3,807
Total Attributed Liberty Capital Group	$3,895	3,807

(1)

Represents fair value of Liberty’s investments in the InterActiveCorp spin-off companies (HSN, Ticketmaster Entertainment, Interval Leisure Group, and Tree.com), Expedia and DIRECTV and associated financial instruments. In accordance with GAAP, Liberty accounts for these investments using the equity method of accounting and includes these investments in its consolidated balance sheet at their historical carrying values.

(2)

Represents Liberty’s non-strategic public holdings which are accounted for at fair value including any associated equity derivatives on such investments. Also includes the liability associated with borrowed shares which totaled $392 million and $387 million at December 31, 2008 and March 31, 2009, respectively.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	December 31, 2008	March 31, 2009
Cash and Cash Related Investments Attributable to:
Liberty Interactive Group	$832	939
Liberty Entertainment Group	807	874
Liberty Capital Group (1)	1,496	2,845
Total Liberty Consolidated Cash (GAAP)	$3,135	4,658

Short-Term Investments Attributed to Liberty Capital Group (2)	104	35

Debt:
Senior Notes and Debentures (3)	$1,712	1,712
Senior Exchangeable Debentures	551	541
QVC Bank Credit Facility	5,230	5,225
Other	60	70
Total Attributed Liberty Interactive Group Debt	7,553	7,548
Less:Unamortized Discount	(9)	(9)
Less:Fair Market Value Adjustment	(413)	(343)
Total Attributed Liberty Interactive Group Debt (GAAP)	7,131	7,196

Liberty Derivative Borrowing	1,981	1,999
Other	52	50
Total Attributed Liberty Entertainment Group Debt	2,033	2,049
Less:Fair Market Value Adjustment	—	—
Total Attributed Liberty Entertainment Group Debt (GAAP)	2,033	2,049

Senior Exchangeable Debentures (4)	3,440	3,438
Bank Credit Facility	750	750
Liberty Derivative Borrowing	625	2,263
Other	135	108
Total Attributed Liberty Capital Group Debt	4,950	6,559
Less:Fair Market Value Adjustment	(1,887)	(1,715)
Total Attributed Liberty Capital Group Debt (GAAP)	3,063	4,844

Total Consolidated Liberty Debt (GAAP)	$12,227	14,089

(1)

Does not include $518 million and $538 million of restricted cash on December 31, 2008 and March 31, 2009, respectively, that is reflected in other long-term assets in Liberty’s condensed consolidated balance sheet. Please see discussion related to Investment Fund in the footnotes to Liberty’s condensed consolidated financial statements to be included in its Form 10-Q.

(2)

Represents the estimated fair value of Liberty’s holdings in The Reserve Primary Fund. While Liberty expects to receive substantially all of its current holdings in the Primary Fund, it cannot be predicted when this will occur or the amount that will be received. Accordingly, Liberty has reclassified the investment from cash and cash equivalents to short-term investments. Additionally, Liberty has $34 million in other long term assets related to its share of the Reserve Primary Fund’s contingency reserve. On April 17, 2009, Liberty received a $24 million distribution from the Primary Fund.

(3)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
(4)	Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.

Total attributed Liberty Interactive group cash and liquid investments increased $107 million compared to December 31, 2008 primarily due to proceeds from the sale of InterActiveCorp common stock and cash flow from QVC operations.  Total attributed Liberty Interactive group debt remained flat compared to December 31, 2008.

Total attributed Liberty Entertainment group cash and liquid investments increased $67 million compared to December 31, 2008 primarily due to cash flow from Starz Entertainment operations and a distribution from GSN.  Total attributed Liberty Entertainment group debt slightly increased compared to December 31, 2008 due to accreted interest expense on the derivative borrowing.

Total attributed Liberty Capital group cash and liquid investments and short-term investments increased $1,349 million compared to December 31, 2008 due to borrowings against certain equity collars and tax sharing payments received from Liberty Interactive group and Liberty Entertainment group.  These sources of cash were partially offset by Liberty’s investment in Sirius XM.  Total attributed Liberty Capital group debt increased $1,609 million compared to December 31, 2008 due to borrowings against certain equity collars mentioned above.  As previously announced, subsequent to the end of the quarter, Liberty Capital retired $750 million face amount of exchangeable debt.

Important Notice: Liberty Media Corporation (NASDAQ: LCAPA, LCAPB, LINTA, LINTB, LMDIA, LMDIB) President and CEO, Gregory B. Maffei will discuss Liberty’s earnings release in  a conference call  which will begin at 12:00pm (ET) on May 8, 2009.  The call can be accessed by dialing (877) 741-4248 or (719) 325-4834 at least 10 minutes prior to the start time.  Replays of the conference call can be accessed through 2:30 p.m. (ET) on May 22, 2009 by dialing (719) 457-0820 or (888) 203-1112 plus the pass code 2044993#.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertymedia.com/events.  Links to this press release will also be available on the Liberty Media web site.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about financial guidance, business strategies, market potential, future financial performance, new service and product launches and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory issues, the effect of recessionary economic conditions on Liberty’s business strategies and ability to access to capital on acceptable terms, the completion of the proposed split-off of a majority of the businesses of the Liberty Entertainment group and the completion of the related business combination with DIRECTV. These forward looking statements speak only as of the date of this press release, and Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty, including the most recent Forms 10-Q and 10-K for additional information about Liberty and about the risks and uncertainties related to Liberty’s business which may affect the statements made in this press release.

Additional Information

Nothing in this presentation shall constitute a solicitation to buy or an offer to sell shares of Liberty Entertainment, Inc. (LEI), the new DIRECTV, any of the Liberty Media tracking stocks or shares of the new company to be issued pursuant to the merger agreement with DIRECTV.  The offer and sale of shares in the proposed split-off and the related business combination with DIRECTV will only be made pursuant to one or more effective registration statements. Liberty stockholders and other investors are urged to read the registration statements to be filed with the SEC, including the proxy statement/prospectuses to be contained therein, because they will contain important information about these transactions.  A copy of the registration statements and the proxy statement/prospectuses, once filed, will be available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein can also be obtained, without charge, by directing a request to Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in a Solicitation

The directors and executive officers of Liberty and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the transactions. Information regarding the directors and executive officers of each of Liberty, LEI and the new DIRECTV and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials to be filed with the SEC.

Contact:  Courtnee Ulrich (720) 875-5420

SUPPLEMENTAL INFORMATION

As a supplement to Liberty’s consolidated statements of operations, to be included in its Form 10-Q, the following is a presentation of quarterly financial information and operating metrics on a stand-alone basis for the three largest privately held businesses (QVC, Starz Entertainment, and Starz Media) owned by or in which Liberty held an interest at March 31, 2009.

Please see below for the definition of adjusted OIBDA and a discussion of management’s use of this performance measure.  Schedule 2 to this press release provides a reconciliation of adjusted OIBDA for each identified entity to that entity’s operating income for the same period, as determined under GAAP.

QUARTERLY SUMMARY

(amounts in millions)	1Q08	2Q08	3Q08	4Q08	1Q09
Liberty Interactive Group
QVC (100%)
Revenue — Domestic	1,176	1,181	1,073	1,481	1,053
Revenue — International	589	580	568	655	540
Revenue — Total	1,765	1,761	1,641	2,136	1,593
Adjusted OIBDA — Domestic	281	286	221	282	222
Adjusted OIBDA — International	106	101	91	134	97
Adjusted OIBDA — Total	387	387	312	416	319
Operating Income	250	253	175	278	178
Gross Margin — Domestic	36.4%	37.0%	34.3%	32.1%	34.2%
Gross Margin — International	36.8%	37.3%	35.7%	36.6%	37.0%

Liberty Entertainment Group
STARZ ENTERTAINMENT (100%)
Revenue	273	275	278	285	296
Adjusted OIBDA	74	68	78	81	108
Operating Income	60	53	63	(1,151)	95
Subscription Units — Starz	16.8	17.0	17.4	17.7	18.1
Subscription Units — Encore	31.4	31.3	31.6	31.7	31.9

Liberty Capital Group
STARZ MEDIA (100%)
Revenue	62	57	104	98	102
Adjusted OIBDA	(24)	(19)	(82)	(64)	5
Operating Income	(27)	(22)	(86)	(260)	2

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for each of Liberty’s tracking stock groups and each of QVC, Starz Entertainment and Starz Media together with a reconciliation to that group’s or entity’s operating income, as determined under GAAP.  Liberty defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation) and excludes from that definition depreciation and amortization and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.

Liberty believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty’s management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of adjusted OIBDA for each of Liberty Interactive group, Liberty Entertainment group, and Liberty Capital group to that group’s operating income calculated in accordance with GAAP for the three months ended March 31, 2008, June 30, 2008, September 30, 2008, December 31, 2008 and March 31, 2009, respectively.

(amounts in millions)	1Q08	2Q08	3Q08	4Q08	1Q09
Liberty Interactive Group
Adjusted OIBDA	401	410	312	432	341
Depreciation and Amortization	(139)	(136)	(143)	(143)	(147)
Stock Compensation Expense	(5)	(12)	(8)	(7)	(10)
Impairment of Long-Lived Assets	—	—	—	(56)	—
Operating Income	257	262	161	226	184

Liberty Entertainment Group
Adjusted OIBDA	81	62	74	107	132
Depreciation and Amortization	(12)	(12)	(12)	(12)	(11)
Stock Compensation Expense	(7)	(15)	(15)	21	(17)
Impairment of Long-Lived Assets	—	—	—	(1,262)	—
Operating Income	62	35	47	(1,146)	104

Liberty Capital Group
Adjusted OIBDA	(59)	(40)	(89)	(106)	(32)
Depreciation and Amortization	(26)	(28)	(24)	(23)	(20)
Stock Compensation Expense	(4)	—	(1)	3	(1)
Impairment of Long-Lived Assets	—	—	—	(251)	—
Operating Loss	(89)	(68)	(114)	(377)	(53)

The following table provides a reconciliation of adjusted OIBDA to earnings from continuing operations before income taxes and minority interest for the three months ended March 31, 2008 and 2009, respectively.

(amounts in millions)	2008	2009
Liberty Interactive Group	$401	341
Liberty Entertainment Group	81	132
Liberty Capital Group	(59)	(32)
Consolidated adjusted OIBDA	$423	441

Consolidated segment adjusted OIBDA	$423	441
Stock-based compensation	(16)	(28)
Depreciation and amortization	(177)	(178)
Interest expense	(166)	(154)
Share of earnings (losses) of affiliates	45	(66)
Realized and unrealized (losses) on derivative instruments, net	(285)	(244)
Gains (losses) on dispositions, net	3,682	(2)
Other, net	57	(16)
Earnings (loss) from continuing operations before income taxes and minority interest	$3,563	(247)

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC, Starz Entertainment and Starz Media to that entity’s operating income calculated in accordance with GAAP for the three months ended March 31, 2008, June 30, 2008, September 30, 2008, December 31, 2008 and March 31, 2009, respectively.

(amounts in millions)	1Q08	2Q08	3Q08	4Q08	1Q09
Liberty Interactive Group
QVC (100%)
Adjusted OIBDA	387	387	312	416	319
Depreciation and Amortization	(132)	(129)	(135)	(135)	(137)
Stock Compensation Expense	(5)	(5)	(2)	(3)	(4)
Operating Income	250	253	175	278	178

Liberty Entertainment Group
STARZ ENTERTAINMENT (100%)
Adjusted OIBDA	74	68	78	81	108
Depreciation and Amortization	(4)	(5)	(4)	(5)	(4)
Stock Compensation Expense	(10)	(10)	(11)	12	(9)
Impairment of Long-Lived Assets	—	—	—	(1,239)	—
Operating Income (Loss)	60	53	63	(1,151)	95

Liberty Capital Group
STARZ MEDIA (100%)
Adjusted OIBDA	(24)	(19)	(82)	(64)	5
Depreciation and Amortization	(3)	(2)	(4)	(3)	(3)
Stock Compensation Expense	—	(1)	—	(1)	—
Impairment of Long-Lived Assets	—	—	—	(192)	—
Operating (Loss)	(27)	(22)	(86)	(260)	2